UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

WHX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, NY		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 416-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 22, 2008, Handy & Harman (“H&H”), a wholly-owned subsidiary of WHX Corporation (“WHX”), and certain of H&H’s subsidiaries amended its Loan and Security Agreement with Wachovia Bank, National Association (the “Working Capital Facility”), effective as of January 11, 2008.  The Working Capital Facility was amended to, among other things, (i) provide for a temporary reduction in the reserves required under Working Capital Facility from $2,500,000 to $1,000,000 until April 15, 2008, and (ii) revise the criteria of Foreign Accounts to be included in the calculation of Eligible Accounts.

Steel Partners II, L.P. is the beneficial holder of 5,029,793 shares of WHX’s common stock, representing approximately 50% of the outstanding shares.  Warren G. Lichtenstein, Chairman of the Board of WHX, is the sole managing member of the general partner of Steel Partners II, L.P.  In addition, Glen M. Kassan (Director and Chief Executive Officer of WHX), John Quicke (Director and Vice President of WHX) and Jack L. Howard and Joshua E. Schechter (Directors of WHX) are employees of Steel Partners, Ltd., an affiliate of Steel Partners II, L.P.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1
Amendment No. 17 to the Loan and Security Agreement dated as of January 11, 2008 by and among Handy & Harman and its subsidiaries, as borrowers or guarantors, the financial institutions party thereto as lenders and Wachovia Bank, National Association, as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHX CORPORATION

Dated: January 22, 2008	By:	/s/ Robert Hynes
	Name:	Robert Hynes
	Title:	Chief Financial Officer